UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2004

Register.com, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-29739	11-3239091
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

575 Eighth Avenue, 8th Floor New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (212) 798-9100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

    (Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

    (Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

    (Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

    (Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a)   On November 8, 2004, the audit committee of our board of directors concluded that the previously issued financial statements contained in our annual report on Form 10-K for the year ended December 31, 2003 and our quarterly reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003, September 30, 2003, March 31, 2004 and June 30, 2004 should not be relied upon because of an error in those financial statements.

The decision to restate these financial statements was made by the audit committee of the board of directors, upon the recommendation of management and with the concurrence of PricewaterhouseCoopers LLP, our independent registered public accounting firm, after discovery and analysis of the error. In connection with preparation of our 2003 U.S. federal tax returns and the "true-up" of the tax amount reflected on the 2003 tax returns to the 2003 financial statement tax provision, we found that an error had been made in the first quarter of 2003 in that we failed to recognize a deferred income tax asset which resulted from a tax election we made in that quarter. After we found that an error had been made, we performed a thorough analysis of the issue, including a calculation of the appropriate amount of deferred tax asset to be recognized, together with the corresponding increases to net income and stockholders' equity.

The restatement will reflect the recognition of a deferred income tax asset as a result of a tax election made in the first quarter of 2003 which allowed the Company to record a tax benefit relating to an otherwise non-deductible goodwill impairment charge of $8.3 million recorded by RCOM Europe plc (formerly known as Virtual Internet plc) in the third quarter of 2002. At the time of the goodwill impairment charge, no income tax benefit was recorded in connection with that loss as the goodwill impairment was not deductible for tax purposes in the country of domicile of RCOM Europe and therefore the tax benefit was not realizable. In March 2003, the Company filed an election with the Internal Revenue Service ("IRS") to include the consolidated income or loss of RCOM Europe in the Company's consolidated U.S. federal tax return starting in the year 2003. Accordingly, the goodwill that had been impaired for financial reporting purposes in the third quarter of 2002 became deductible in the U.S. over a period of approximately 14 years beginning on January 1, 2003. Based on the IRS election noted above, realization of an income tax benefit in the U.S. related to the tax deductibility of the goodwill impairment charge became more likely than not and therefore a deferred income tax asset of $3.2 million should have been recorded in the first quarter of 2003 upon the change in tax status.

This restatement will favorably impact the provision for income taxes and will increase net income for the year 2003 by $3.2 million, and will increase deferred tax assets and will increase total stockholders' equity at December 31, 2003 by $3.2 million. The restatement will not affect the Company's cash flow or loss from operations in 2003.

We will file with the Securities and Exchange Commission an Annual Report on Form 10-K/A for the year ended December 31, 2003 (the "Form 10-K/A") and Quarterly Reports on Form 10-Q/A for the periods ended March 31, 2004 and June 30, 2004 (the "Form 10-Q/As") to reflect changes required as a result of the restatement. No amendments will be made to our Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003 as all relevant changes will be reflected in the Form 10-K/A and Form 10-Q/As.

Our management and the audit committee of our board of directors have discussed the matters disclosed in this Item 4.02 with PricewaterhouseCoopers LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTER.COM, INC. (Registrant)

By:	/s/ Jonathan Stern Jonathan Stern Chief Financial Officer

Date: November 9, 2004